UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 11, 2013
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2273 Research Boulevard, Suite 400, Rockville, Maryland		20850
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Arrangement Agreement

On December 11, 2013, Emergent BioSolutions Inc. ("Emergent") entered into an arrangement agreement (the "Arrangement Agreement") with Cangene Corporation, a corporation incorporated under the laws of Ontario ("Cangene"), pursuant to which a wholly-owned subsidiary of Emergent ("Acquisition Sub") will acquire all of the outstanding common shares of Cangene (the "Arrangement") for $3.24 per share in cash (on a fully diluted basis), which represents a total purchase price of $222 million.

The transaction is structured as a Canadian court-approved plan of arrangement.  Completion of the Arrangement is subject to various customary closing conditions, including, among others, (1) approval of the Arrangement by holders of at least 66 2/3% of the votes cast by Cangene shareholders at a special meeting, (2) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) issuance by the Ontario Superior Court of Justice of a final order approving the Arrangement. There is no financing condition associated with the Arrangement.

The Arrangement Agreement contains certain termination rights for both Emergent and Cangene and further provides that, upon termination by Emergent under specified circumstances, Cangene may be required to pay to Emergent a termination fee of $7,910,000 and, upon termination by Cangene under specified circumstances, Emergent may be required to pay to Cangene a reverse termination fee of $15,820,000. The Arrangement Agreement also provides that under specified circumstances where the termination or reverse termination fee is otherwise not payable, Emergent or Cangene may be required to reimburse the non-terminating party for up to $3,000,000 of reasonable out-of-pocket expenses.

The foregoing description of the Arrangement Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is attached hereto as Exhibit 2 and is incorporated herein by reference.

The representations and warranties of Emergent, Cangene and Acquisition Sub contained in the Arrangement Agreement have been made solely for the benefit of the parties to the Arrangement Agreement. In addition, such representations and warranties (1) have been made only for purposes of the Arrangement Agreement, (2) may be subject to limits or exceptions agreed upon by the contracting parties, (3) are subject to materiality qualifications contained in the Arrangement Agreement which may differ from what may be viewed as material by investors, (4) were made only as of the date of the Arrangement Agreement or other specific dates and (5) have been included in the Arrangement Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Emergent, Cangene or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Arrangement Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in Emergent's or Cangene's public disclosures.

Voting Support Agreements

In connection with the Arrangement Agreement, Emergent entered into voting agreements (each a "Voting Support Agreement") with certain affiliated entities of The Apotex Group and certain Cangene directors who own, collectively, approximately 61% of outstanding Cangene common shares. On the terms and subject to the conditions set forth in each Voting Support Agreement, the shareholder has agreed to vote its shares in favor of the Arrangement and against any transaction or other action that would interfere with the Arrangement.  The Voting Support Agreements contain certain termination rights for each of Emergent, Acquisition Sub and the respective affiliated entity of The Apotex Group or Cangene director, including upon the termination of the Arrangement Agreement unless Emergent has commenced a takeover bid for Cangene that, among other requirements, is on economic terms that are at least equivalent to those contemplated by the Arrangement Agreement.

The foregoing description of the Voting Support Agreements does not purport to be a complete description and is qualified in its entirety by reference to the full texts of each Voting Support Agreement, which are attached hereto as Exhibits 10.2-10.9 and are incorporated herein by reference.

Credit Agreement

On December 11, 2013, Emergent, as borrower, and certain of its subsidiaries as guarantors (the "Guarantors") entered into a Credit Agreement (the "Credit Agreement") and related agreements with Bank of America, N.A., as administrative agent (the "Administrative Agent") for certain financial institutions party thereto as lenders (the "Lenders"), under which the Lenders will provide to Emergent, as borrower, credit facilities of up to $225 million, consisting of a revolving credit facility of up to $100 million and a term loan facility of up to $125 million.

Under the Credit Agreement, the Lenders will make advances under the revolving credit facility through December 11, 2018 (or such earlier date to the extent required by the terms of the Credit Agreement) based on periodic requests from Emergent.  Loans under the term loan facility shall be drawn in full (in a single draw) on or prior to March 31, 2014.  Emergent has borrowed $62 million under the revolving credit facility primarily to repay obligations under existing loan agreements. Emergent is required to make quarterly payments under the Credit Agreement of (1) outstanding principal of the term loan based on the amortization schedule set forth in the Credit Agreement and (2) accrued and unpaid interest on outstanding revolving and term loans, in each case, based on interest rates available to Emergent under the Credit Agreement, such rates being calculated using conventional base or LIBOR interest rates, in each case, plus a margin over such interest rates.  The actual interest rates will vary based on the level of such underlying conventional base or LIBOR interest rates and the margin over such rates determined by reference to the leverage of Emergent and its subsidiaries, on a consolidated basis, from quarter to quarter.  Emergent's payment obligations under the Credit Agreement are secured by a lien on substantially all of the assets of Emergent and the Guarantors including mortgages over certain of their real properties.  Upon the occurrence and continuance of an event of default under the Credit Agreement, the commitments of the Lenders to make loans thereunder may be terminated (except that commitments to make the term loan may only be terminated upon the occurrence and continuance of certain specified defaults) and the payment obligations under the Credit Agreement may be accelerated. The events of default under the Credit Agreement include, among others, subject in some cases to specified cure periods, payment defaults; inaccuracy of representations and warranties in any material respect; defaults in the observance or performance of covenants; bankruptcy and insolvency related defaults; the entry of a final judgment in excess of a threshold amount; change of control; and the invalidity of loan documents relating to the Credit Agreement.  The Credit Agreement contains affirmative and negative covenants customary for financings of this type.  Negative covenants in the Credit Agreement, among other things, limit the ability of Emergent to incur indebtedness and liens; dispose of assets; make investments including loans, advances or guarantees; and enter into certain mergers or similar transactions. The Credit Agreement also contains financial covenants including as of the closing date of the Credit Agreement (1) a minimum consolidated debt service coverage ratio of 2.50 to 1.00, (2) a maximum consolidated leverage ratio of 3.50 to 1.00, (3) a maximum consolidated senior leverage ratio of 2.00 to 1.00 (when the term loan is not outstanding) and (4) a minimum liquidity requirement of $50,000,000.  Each of the ratios referred to in the foregoing clauses (1) through (3) is calculated on a consolidated basis for each consecutive four fiscal quarter period.

The foregoing description of the Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated by reference in this Item 2.03 in its entirety.
Item 7.01. Regulation FD Disclosure.

On December 11, 2013, Emergent issued a press release announcing the execution of the Arrangement Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

On December 11, 2013, Emergent posted on its website a presentation for investors and a fact sheet with respect to the acquisition of Cangene. A copy of the presentation for investors and the fact sheet are attached hereto as Exhibit 99.2 and Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
2	Arrangement Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Cangene Corporation.*
10.1
Credit Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., as borrower, certain of its subsidiaries party thereto, as guarantors, Bank of America, N.A., as administrative agent, and certain financial institutions party thereto as lenders.

10.2	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Apotex Inc.
10.3	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Apotex Holdings Inc.
10.4	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Sherman Foundation.
10.5	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Apotex Foundation.
10.6	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Bernard C. Sherman.
10.7	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and R. Craig Baxter.
10.8	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Jeremy B. Desai.
10.9	Voting Support Agreement, dated as of December 11, 2013, among Emergent BioSolutions Inc., 2396638 Ontario Inc. and Jack Kay.
99.1	Press Release, dated December 11, 2013.
99.2	Presentation for investors, dated December 11, 2013.
99.3	Fact Sheet, dated December 11, 2013.
*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Emergent will furnish omitted exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2013	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Robert G. Kramer Robert G. Kramer Executive Vice President and Chief Financial Officer